UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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August 25, 2011
Dear Fellow Stockholder:
As we approach our 2011 Annual Meeting of Stockholders to be held on September 13, 2011, we ask for your support of the Board of Directors’ recommendation for each of the proposals in the 2011 Proxy Statement. In particular, we draw your attention to proposal 3 seeking an important amendment to our 2009 stock incentive plan to increase the number of shares that we have available for equity compensation grants by 1.25 million shares (the “2009 Plan Amendment”).
Long-term incentive compensation in the form of stock-based awards creates commonality of interest between our employees (including our executive officers) and our stockholders and serves as an important tool for retaining key employees. The Board believes that the 2009 Plan Amendment is essential for the ongoing success of the company and its ability to recruit, retain, and reward key employees and its ability to continue to provide equity-based compensation across the next two years in a manner that is consistent with the company’s current compensation program. Through careful benchmarking, we believe our compensation practices are reasonable. We also believe that our equity-based compensation practices have a proven track record of being well tailored for our competitive recruitment and retention needs and have been effective in driving company performance. Since the enactment of our previous stock incentive plan in 2009, our contract value has increased by more than 40%, and our stock price performance has exceeded that of our peers. Your directors believe that, if the 2009 Plan Amendment is not approved, our ability to align the interests of key employees with stockholders through equity-based compensation would be compromised, which would disrupt our compensation programs and impair our ability to recruit and retain key employees, or require us to shift our compensation plan to include more cash compensation.
We recognize that some institutions look to advisory firms in deciding how to vote on proxy proposals, such as Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”). We were pleased that both ISS and Glass Lewis recommended that stockholders vote “FOR” proposal 4, which seeks approval of the company’s named executive officer compensation as described in the 2011 Proxy Statement, and that both ISS and Glass Lewis agreed with the Board that the company should hold an advisory vote by stockholders to approve the company’s named executive officer compensation annually (proposal 5).
Despite the strong company performance and support by ISS and Glass Lewis for the company’s other executive compensation-related proposals, we were disappointed that ISS and Glass Lewis recommended that stockholders vote against the 2009 Plan Amendment (proposal 3). We strongly disagree with their recommendations on proposal 3 because we believe their recommendations are based on incomplete analyses and assumptions. We also believe that the requirements that would be imposed on the company in order for ISS to recommend a vote “FOR” the 2009 Plan Amendment are unreasonable and would require significant, detrimental changes to our historical compensation practices, which practices both ISS and Glass Lewis seem to support by recommending that stockholders vote “FOR” proposal 4.

For the reasons set forth below, we believe that ISS’s and Glass Lewis’s recommendations are based on incomplete analyses and reflect the imposition of artificial metrics, and we urge you to vote “FOR” the amendment to the 2009 Plan Amendment.
•	ISS and Glass Lewis do not consider the significant anti-dilution impact of the company’s share repurchase program when evaluating dilution and burn rate of our additional share request. Between March 1, 2004 and July 31, 2011, the company has utilized excess cash to repurchase 7,575,000 shares of its common stock for approximately $319.0 million. The share repurchase program has been well received by stockholders and accretive to earnings, although, by reducing the number of outstanding shares, the share repurchase program has negatively impacted the calculation of potential shareholder value transfer and “burn rate” (share usage as a percentage of outstanding shares). Had the company not made these repurchases, the total potential shareholder value transfer of the 2009 Plan Amendment (using ISS’s methodology) would be approximately 10% (compared to a projected 14% shareholder value transfer and ISS’s 12% recommended cap noted in the ISS analysis), our three-year average burn rate (using ISS’s methodology), would be approximately 4% (compared to the 6.71% burn rate noted in the ISS analysis), and our total potential dilution of shares requested (using Glass Lewis’s methodology) would be 4.9% (compared to the 7.24% potential dilution calculated in Glass Lewis’s analysis). As of June 30, 2011, the company had approximately $31.4 million remaining under its share repurchase program.
•	A significant portion of our share overhang is due to vested, in-the-money, unexercised options held by executives. Of the approximately 3,000,000 stock options that have been granted but remain unexercised, over one-half are vested options, and all of those vested options are in-the-money (i.e., have exercise prices that are below the price of the company’s common stock as reported on the NASDAQ Global Select Market over recent periods). We believe that it is in the best interest of stockholders for our executives to hold vested options, and we encourage the practice as it further aligns the interests of stockholders and members of senior management. We are, however, penalized by the ISS methodology for some members of senior management not exercising stock options promptly following their vesting. If all of these vested, in-the-money options were exercised, our shareholder value transfer would be below 10%, well below the ISS allowable cap of 12%.
•	ISS’s analysis incorrectly assumes that all future awards will be full-value awards in its share value transfer calculation. ISS’s methodology applicable to a fungible share equity compensation plan is to assume the most costly outcome. As a result, the estimated shareholder value transfer is overstated because it assumes that all future awards will be full-value awards. As we stated in the Compensation Discussion and Analysis section of our proxy statement (on page 29), the company intends to continue the practice of granting equity awards with a 60% restricted stock unit/40% stock option mix for named executives officers and approximate 50% restricted stock unit/50% stock option mix overall, consistent with mix and total value benchmarks of our peer group and the advice of the Compensation Committee’s independent consultant.

•	ISS’s and Glass Lewis’s analyses include comparison to an inappropriate peer group. ISS considers the company to be a business services organization and compares us to disparate companies within the “Commercial & Professional Services” industry group, while Glass Lewis compares us to companies in the “commercial services & supplies industry.” However, given the growth of the company’s technology-based solutions offerings to over 50% of our total contract value, as well as the companies with whom we compete for talent (some of which are disclosed in our 2011 Proxy Statement), which are mainly viewed as technology companies, we believe a peer group consistent with GICS 4510 (Software & Services) is more accurate, and our utilization of equity compensation has been consistent with the practices of this peer group.
•	To recommend a vote “FOR” the 2009 Plan Amendment, ISS would require the company to commit to an untenable average burn rate for the next three years. Despite the inappropriate peer group comparison noted above, our burn rate is still below the allowable cap of 6.75% as calculated and published by ISS in its industry report. However, although we are within the allowable cap, we fail to meet ISS’s standards on this metric due to a new, arbitrary 2% cap on the difference between last year’s burn rate cap and this year’s allowable cap. Making a commitment to lower our burn rate in order to fit within this inapplicable cap (particularly at a time when this arbitrary and anomalous allowable cap would be used to set that commitment) over the next three years would limit our equity awards to levels that would require us to re-evaluate the mix of option, RSU, and cash compensation. This change in award mix may require a substantial increase to the cash component of our compensation program to remain competitive in the talent market. As stated above and in the 2011 Proxy Statement, such changes to our compensation programs would likely be disruptive and could impair our ability to recruit and retain key employees, and therefore would not be in the best interests of stockholders.
•	Glass Lewis’s analysis overstates expected value of future awards. In their report, Glass Lewis calculates the project cost of future equity awards to be $17.8 million, compared to most recent grants awarded by the company that have been in a range of $12.0 million to $14.5 million.
•	The company’s significant employee growth has increased the number of eligible plan participants. Since the approval of the 2009 stock incentive plan, the number of eligible participants has increased from fewer than 1,000 to approximately 1,500. Although the company expects to manage awards to be in line with historical practice, this increase in eligible participants will require more available shares to continue with our effective compensation structure.
Your vote “FOR” proposal 3 – the 2009 Plan Amendment — will allow us to continue to use equity awards consistent with current practice to attract, retain, and motivate key employees. Equally important, it will help tie the decisions made today to the interests of our stockholders in the long-term. As an important stockholder, your vote “FOR” the 2009 Plan Amendment is critical.
Thank you for giving proposal 3 particular attention and for your consideration in supporting us on this important matter.
Sincerely yours,
Robert Musslewhite
Chief Executive Officer